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                                                                EXHIBIT 99(D)(2)


                                  MGM MIRAGE
         FORM OF REPLACEMENT GRANT NONQUALIFIED STOCK OPTION AGREEMENT
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No. of shares subject to option: __________________ Option No. _________________

     THIS AGREEMENT is made by and between MGM MIRAGE, a Delaware
Corporation (the "Company"), and _______________________________________________
(the "Participant") as of _____________________________________________________.

                                   RECITALS
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A.   The Board of Directors of the Company has adopted the MGM MIRAGE
     Nonqualified Stock Option Plan, which provides for the granting of Nonqualified Options (as that term is hereinafter defined) to selected employees.

B. The Board of Directors of the Company believes that the grant of Nonqualified Options will stimulate the interest of selected employees and directors and strengthen their desire to remain with the Company or a Subsidiary (as that term is hereinafter defined).

C. The Committee appointed to administer the Plan (as that term is hereinafter defined) has authorized the grant of Nonqualified Options to Participant pursuant to the terms of the Plan.

D. Participant submitted Cancelled Options (as hereinafter defined) pursuant to and in accordance with the Company's Offer (as hereinafter defined), and the Nonqualified Option evidenced hereby is being granted to replace such Cancelled Options, which became void and of no force or effect on the expiration of the offer.

     Accordingly, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

     1.   Definitions.
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          (a)  "Board" shall mean the Board of Directors of the Company.
          (b) "Cancelled Options" shall mean Nonqualified Options submitted for exchange by certain employees and directors of the Company and accepted by the Company pursuant to the Offer.
          (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.
          (d) "Committee" shall mean the administrative committee appointed pursuant to the Plan.
          (e) "Nonqualified Option" shall mean an option to purchase that number of shares of Stock (as that term is hereinafter defined) set forth in this Agreement, subject to the terms and conditions described in this Agreement and the Plan, which is not an incentive stock option within meaning of Code Section 422A.
          (f) "Offer" shall mean collectively the Company's offer to exchange dated November 13, 2001 and the related cover letter and attached summary of terms and exchange form.
          (g)  "Parent" shall mean a parent corporation as defined in Code
               Section 425(e).
          (h) "Plan" shall mean the MGM MIRAGE 1997 Nonqualified Stock Option Plan.

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          (g)  "Stock" shall mean the company's $.01 par value common stock.
          (h) "Subsidiary" shall mean a subsidiary corporation as defined in Code Section 425(f) or any partnership or joint venture in which the Company owns a 50 percent or greater ownership interest.

     2.   Grant to Participant.  The company hereby grants to Participant,
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          subject to the terms and conditions of the Plan and subject to the terms and conditions herein set forth, a Nonqualified Option to purchase from the Company all or part of an aggregate of ____ shares
          of stock at the price of  $          per share (the "Option Price")
                                    -----------
          without commission or charge. Participant hereby acknowledges that the option agreement with respect to the Cancelled Options ceased to be of any force and effect, effective as of the expiration date of the Offer.

     3.   Terms and Conditions.  The Nonqualified Option evidenced hereby is
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          subject to the following terms and conditions:

          (a)  Expiration Date.   The Nonqualified Option shall expire at 5:00
               ---------------
               p.m., Pacific Standard Time on     or such earlier time as may be
               required by the Plan or this Agreement if Participant's employment with the Company or a Parent or Subsidiary is terminated.

          (b)  Exercise of Option.  In order to exercise this Nonqualified
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               Option, Participant or any other person or persons entitled to exercise this Nonqualified Option shall give written notice to the Committee specifying the number of shares to be purchased, which notice shall be received while this Nonqualified Option still is exercisable. The notice shall be accompanied by payment for the shares as provided in paragraph 3 (c). [Vesting Schedule to be specified in each agreement.]

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          The unexercised portion of the Nonqualified Option may not be exercised after Participant terminates employment with the Company, its Parent and Subsidiaries, except as otherwise provided in paragraph 3 (d) below; provided, however that this Nonqualified Option may not at any time be exercised in part with respect to fewer than the lesser of (i) 50 shares or (ii) the number of shares which remain to be purchased pursuant to the Nonqualified Option.

          (c)  Payment of Option Price.  The Option Price of the Stock
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               transferred to Participant pursuant to the exercise of the
               Nonqualified Option shall be paid to the Company at the time of exercise: (1) in cash; (2) with previously acquired Stock having a fair market value equal to the Option Price; or (3) with cash and previously acquired Stock having a fair market value which together with the cash is equal to the Option Price.

          (d)  Exercise Upon Death or Termination of Employment.  If
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               Participant's employment with company, its Parent and
               Subsidiaries shall be terminated because of death, or if Participant shall die within three months of termination of employment with the Company, its Parent and Subsidiaries, this Nonqualified Option may be exercised, to the extent that Participant was entitled to do so at the date of termination of employment, by the person or persons to whom Participant's rights under the Nonqualified Option pass by will or applicable law, or if no such person has such rights, by his executors or administrators, at any time, or from time to time, within one year after the date of such termination of employment, but in no event later than the expiration date specified in paragraph 3
               (a). If participant's employment by the Company, its Parent and Subsidiaries shall terminate for any reason other than death, Participant may exercise this Nonqualified Option, to the extent Participant was entitled to do so at the date of termination of employment, at any time or from time to time, within [such period after the date of termination of employment as determined by the Committee], but in no event later than the expiration date specified in paragraph 3 (a).

          (e)  Nontransferability.  This Nonqualified Option shall not be
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               transferable other than by will or by the laws of descent and distribution. No interest of Participant under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. During the lifetime of Participant, this Nonqualified Option shall be exercisable only by Participant.

          (f)  Adjustments.  In the event of any change in the Stock by reason
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               of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Stock, the number and class of securities subject to this Nonqualified Option, the Option Price per share, and any other terms of this Agreement which in the Committee's sole discretion require

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               adjustment (including, without limitation, relating to the Stock, other securities, cash or other consideration which may be acquired upon exercise of this Nonqualified Option) shall be appropriately adjusted consistent with such change in such manner as the Committee may deem appropriate. Any adjustment so made shall be final and binding upon Participant.

          (g)  No Rights as Stockholder.  Participant shall have no rights as a
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               stockholder with respect to any shares of Stock subject to this
               Nonqualified Option prior to the date of issuance to Participant of a certificate or certificates for such shares.

          (h)  No Right to Continued Performance of Services.  This Nonqualified
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               Option shall not confer upon participant any right with respect to continuance of employment by the Company or any Parent or Subsidiary nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary for which Participant performs services to terminate Participant's employment at any time.

          (i)  Compliance With Law and Regulations.  This Nonqualified Option,
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               its exercise and the obligation of the Company to transfer shares hereunder shall be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (1) the listing of such shares on any stock exchange on which the Stock may then be listed and (2) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

          (j)  Certain Corporation Transactions.  Nothing in the Plan or this
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               Agreement shall in any way prohibit the Company from merging with or consolidating into another corporation or from selling or transferring all or substantially all of its assets, or from distributing all or substantially all of its assets to its stockholders in liquidation, or from dissolving and terminating its corporate existence, and in any such event (other than a merger in which the Company is the surviving corporation and under the terms of which the shares of Stock outstanding immediately prior to the merger remain outstanding and unchanged), Participant shall be entitled to receive, at the time this Nonqualified Option or portion thereof would otherwise become exercisable, subject to the terms of this Nonqualified Option, and upon payment of the Option Price, the same shares of stock, cash or other consideration received by shareholders of the Company in accordance with

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               such merger, consolidation, sale or transfer of assets,
               liquidation or dissolution.

     4.   Investment Representation.  Participant (or any person acting for
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          Participant as permitted under Paragraph 3 (d) shall, upon demand by the Company, furnish the Company, prior to the issuance of any shares upon the exercise of all or any part of this Nonqualified Option, an agreement (in such other person) represents that the shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares upon exercise of this Nonqualified Option and prior to expiration of this Nonqualified Option shall be a condition precedent to the right of the Participant (or such other person) to acquire any shares. The Company shall have the right, at its election, to place legends on the certificates representing the shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company shall have the right to issue "stop transfer" instructions to its transfer agent.

     5.   Arrangement for Tax Payment.  Participant shall make any arrangements
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          required by the Committee to insure that the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the grant or exercise of this Nonqualified Option is available for payment.

     6.   Participant Bound by Plan.  Participant hereby acknowledges receipt of
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          a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Company hereby agrees to provide Participant with any amendments to this Plan which may be adopted prior to the expiration date specified in paragraph 3 (a).

     7.   Notices.  Any notice hereunder to the Company shall be addressed to:
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          MGM MIRAGE, c/o Bellagio, 3600 Las Vegas Boulevard South, Las Vegas,
          Nevada 89109, Attention: Stock Option Plan Administrator, and any notice hereunder to Participant shall be addressed to the Participant at Participant's last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

     8.   Counterparts.  This Agreement may be executed in counterparts, each of
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          which shall constitute one and the same instrument.

     9.   Governing Law.  The parties hereto agree that the validity,
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          construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

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     10.  Variation of Pronouns.  All pronouns and any variations thereof
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          contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

     IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

                                       COMPANY:

                                       MGM MIRAGE




                                       By:______________________________________



                                       PARTICIPANT:



                                       _________________________________________

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